Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

Michael F. Cronin, CPA

687 Lee Road, Ste 210

Rochester, NY 14606

407-754-7027

email mikeccpa@aol.com

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
China Media Networks International, Inc.	February 28, 2006

We consent to incorporation by reference in the Form SB-2 Registration Statement of China Media Networks International, Inc. of our report dated February 27, 2006 relating to the consolidated balance sheet of China Media Networks International, Inc. and its subsidiary as of December 31, 2005 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2005 which report appears in the Annual Report on Form 10-KSB of China Media Networks International, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

February 28, 2006

/s/ MICHAEL F. CRONIN
Michael F. Cronin
Certified Public Accountant